Exhibit 10.17

Summary of Chris Mathers
Employment Arrangement

Effective March 1, 2011, we entered into a verbal at-will employment arrangement with Chris Mathers, our chief financial officer, pursuant to which he will be paid an annual salary of $100,000.  The Company also granted to Mr. Mathers a five year option under the Company’s 2008 Stock Option Plan to purchase up to 400,000 shares of our common stock at an exercise price of $2.50 per share.  Mr. Mathers’ option vests 1/36 each month, beginning on March 31, 2011 and thereafter on the last day of each subsequent month, provided Mr. Mathers is employed by the Company on the vesting dates.  The option will vest immediately upon a change of control transaction.